EXHIBIT 99.1

MASSMUTUAL
PARTICIPATION INVESTORS

c/o Babson Capital Management LLC, 1500 Main Street, Suite 600, Springfield, MA  01115  s  (413)226-1516

FILED VIA EDGAR

January 16, 2008

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

RE:	Joint Insured Fidelity Bond for Investment Companies – SEC Rule 17g-1
MassMutual Participation Investors (File No. 811-05531)

Sir or Madam:

Pursuant to SEC Rule 17g-1(g)(1)(B) under the Investment Company Act of 1940, as amended (the “1940 Act”), enclosed herewith for filing on behalf of MassMutual Participation Investors (the “Trust”) are the following:

1)
Copy of the Investment Company Blanket Bond (Bond No. 965-44-16) issued by National Union Fire Insurance Company of Pittsburgh, PA, a member of the American International Group (the “Bond”), effective November 4, 2006 and delivered to the Trust on January 11, 2008;

2)
Certified copy of the resolutions dated December 15, 2006 of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Trust, approving the amount, type, form and coverage of the Bond and the portion of the premium to be paid by the Trust; and

3)	Copy of the agreement effective November 4, 2006 between the Trust and MassMutual Corporate Investors entered into pursuant to paragraph (f) of Rule 17g-1.

The Trust would have provided and maintained a single bond in the amount of $600,000, if it was not named as an insured under a joint insured bond.  Premiums on the Bond were paid through November 4, 2007, the expiration date of the Bond.

Very truly yours,

/s/ Jason M. Pratt
Jason M. Pratt
Associate Secretary